UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 17, 2012

American Copper Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-163815	98-0642409
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

1600 Broadway, Suite 1600

Denver, Colorado 80202

(Address of principal executive offices)(Zip Code)

Tel. (303)386-7203

Registrant's telephone number, including area code

Farmacia Corporation

204/2 Alba Yulie Street. Suite 68

Kishineu, MD 2001, Moldova

 (Former Name or Former Address if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On December 17, 2012, Farmacia Corporation (the “Company”), Irina Cudina (the “Seller”) and Alexander Stanbury (the “Purchaser”) entered into and closed a stock purchase agreement (the “Stock Purchase Agreement”), whereby the Purchaser purchased from the Seller, 1,100,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), representing approximately 52% of the issued and outstanding shares of the Company, for an aggregate purchase price of $40,000 (the “Purchase Price”) (the “Stock Purchase”). Prior to the closing of the Stock Purchase Agreement, Seller was our President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer, sole director, and majority shareholder.

The foregoing description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this report, which is incorporated by reference herein.

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure set forth under Items 1.01 and 5.02 of this Report, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the closing of the Stock Purchase Agreement, on December 17, 2012, Irina Cudina submitted to the Company a resignation letter pursuant to which she resigned from her positions as President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer, and member of the board of directors of the Company. Ms. Cudina’s resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

On December 17, 2012, the board of directors of the Company (the “Board”) and the stockholders of the Company (the “Shareholders”) accepted the resignation of Irina Cudina and appointed Alexander Stanbury on to serve as the President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and director of the Company.

Alexander Stanbury, 34, President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer and Director. Alexander Stanbury represents executive strengths across the fields of business development and consultation, corporate finance and the Natural Resources sector. In 2011, Mr. Stanbury founded HASS Advisors Limited. Drawing on his experience and training, the consultancy firm provides guidance and connections to business leaders regarding growth strategies, project finance, and raising capital through private equity firms and public placements. Mr. Stanbury's prior corporate finance consultancy experience includes the origination and syndication of both private and public placements for companies within the Natural Resources sector for the boutique merchant bank Prosdocimi Limited. Earlier in his career, Mr. Stanbury served as Associate Director with the London-based investment bank Dawnay, Day Corporate Finance Limited, where he specialized in equity capital markets, M&A, and providing financial advisory services including research, analysis and transaction structuring and execution. Mr. Stanbury also gained hedge fund management experience through his time at the New York-based firm Lindemann Capital Partners LLP, and received training from the New York Institute of Finance.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Family Relationships

There are no family relationships between Mr. Stanbury and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreement

The Company has not entered into any employment agreements with any of its officers.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 28, 2012, the Company filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) to change its name from “Farmacia Corporation.” to “American Copper Corp.” A copy of the Amendment is attached hereto as Exhibit 3.1.

Item 8.01	Other Events.

November 7, 2012, the Board and the Shareholders approved and authorized the Company take the necessary steps to effect a forward stock split of the issued and outstanding shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), such that each lot of one (1) issued and outstanding share of Common Stock shall be exchanged for thirty-three (33) shares of Common Stock, payable to all holders of record of the Common Stock as of December 27, 2012 (the “Forward Split”). As a result, the issued and outstanding shares of common stock of the Company will increase from 2,100,000 shares prior to the Forward Split to 69,300,000 shares following the Forward Split.  The Forward Split is expected to be approved by FINRA the week of January 7, 2012. The Forward Split shares are payable upon surrender of certificates to the Company's transfer agent.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated December 17, 2012, by and among Farmacia Corporation., Irina Cudina and Alexander Stanbury.
3.1	Amendment to the Certificate of Incorporation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COPPER CORP.

Dated: December 28, 2012	/s/ Alexander Stanbury
Alexander Stanbury President, Chief Executive Officer, Secretary, Treasurer, and Chief Financial Officer.